Tucows Reports Third Quarter Results In Line with Expectations with Progress on Balance Sheet Obligations
TORONTO, November 5, 2026 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a global internet services leader, today reported its unaudited financial results for the third quarter ended September 30, 2026. All figures are in U.S. dollars.

“Adjusted EBITDA and gross profit grew year over year, and we remain on track for our 2026 guidance,” said David Woroch, President and Chief Executive Officer of Tucows. “We also retired the Ting preferred units valued at $149.3 million, and repaid $6 million on our syndicated loan facility. After quarter end, we agreed to assign Ting’s Colorado Springs lease, which is expected to release Tucows’ parent guaranty in the spring. Each of these steps makes the business simpler and more flexible than it was a quarter ago.”

Financial Results

Consolidated net revenue increased 1.4% year over year to $100.0 million in the third quarter of 2026, driven by revenue growth at Ting.

Gross profit for the third quarter of 2026 increased 20.5% to $29.1 million from the third quarter of 2025, and improved 13% sequentially. Both the year-over-year and sequential expansion was driven primarily by a large, non-recurring re-rate from the renegotiation of our mobile contract within the Corporate segment, as well as year-over-year growth from Ting.

Net Loss for the third quarter was $10.3 million (EPS of $(0.92), compared with a net loss of $23.0 million (EPS of $(2.08)), in Q3 2025. Adjusted net loss¹ was $5.8 million (adjusted EPS¹ of $(0.52)) in Q3 2026 versus an Adjusted net loss¹ of $15.8 million (adjusted EPS¹ of $(1.42)) in Q3 2025.

Adjusted EBITDA¹ for the third quarter of 2026 rose 39.8% to $18.6 million from the third quarter of 2025, and improved 51% sequentially. The Ting segment had strong Adjusted EBITDA performance both year over year and sequentially, but the main driver was the impact in our Corporate segment from our mobile contract re-rate.

We ended the third quarter of 2026 with cash and cash equivalents, and restricted cash and restricted cash equivalents of $41.0 million. This compares with $60.2 million at the end of the second quarter of 2026 and $70.8 million at the end of the third quarter of 2025.

Summary Financial Results
(In Thousands of US Dollars, except Per Share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026 (unaudited)	2025 (unaudited)	% Change (unaudited)	2026 (unaudited)	2025 (unaudited)	% Change (unaudited)
Net Revenues	99,975	98,558	1%	297,188	291,630	2%
Gross Profit	29,127	24,181	20%	79,041	69,822	13%
Income Earned on Sale of Transferred Assets, net	2,381	3,020	(21)%	7,375	8,873	(17)%
Net Income (Loss)	(10,273)	(23,019)	55%	(48,851)	(53,789)	9%
Adjusted Net Income (Loss)¹	(5,804)	(15,788)	63%	(40,170)	(46,979)	14%
Basic earnings (Loss) per common share	(0.92)	(2.08)	56%	(4.38)	(4.87)	10%
Adjusted Basic earnings (Loss) per common share¹	(0.52)	(1.42)	64%	(3.60)	(4.25)	15%
Adjusted EBITDA¹	18,554	13,269	40%	42,518	39,517	8%
Net cash provided by (used in) operating activities	(4,615)	1,534	(401)%	845	(3,151)	127%
1 Non-GAAP financial measures are described below and reconciled to GAAP measures in the accompanying tables.

Summary of Revenues, Gross Profit and Adjusted EBITDA
(In Thousands of US Dollars)

	Revenue		Gross Profit		Adj. EBITDA¹
	3 Months Ended September 30		3 Months Ended September 30		3 Months Ended September 30
	2026 (unaudited)	2025 (unaudited)	2026 (unaudited)	2025 (unaudited)	2026 (unaudited)	2025 (unaudited)

DOMAINS AND WAVELO SERVICES

Tucows Domain Services:
Wholesale
Domain Services	48,875	51,888
Value Added Services	5,088	6,107
Total Wholesale	53,963	57,995

Retail	9,945	9,842
Total Tucows Domain Services	63,908	67,837	17,832	19,105	11,064	12,097

Wavelo Services:	11,725	11,856	7,070	7,674	4,569	4,285

Total Domains and Wavelo Services	75,633	79,693	24,902	26,779	15,633	16,382

TING INTERNET SERVICES

Fiber Internet Services	18,021	16,976
Construction Services	4,282	—
Total Ting	22,303	16,976	2,700	339	1,506	(882)

CORPORATE & OTHER

Mobile Services and Eliminations	2,039	1,889	1,525	(2,937)	1,415	(2,231)

Total	99,975	98,558	29,127	24,181	18,554	13,269
1 Non-GAAP financial measures are described below and reconciled to GAAP measures in the accompanying tables.
2 Beginning in the third quarter of 2025, the Company revised its presentation of segment gross profit to reflect amounts net of network expenses. This change provides a more consistent view of segment-level profitability and aligns with how management evaluates operating performance. The revision did not impact gross profit, Adjusted EBITDA or revenue.

Notes:

1. Tucows reports all financial information required in conformity with United States generally accepted accounting principles (GAAP).

Along with this information, to assist financial statement users in an assessment of our historical performance, the Company discloses non-GAAP financial measures in press releases and on investor conference calls and related events, as the Company believes that the non-GAAP information enhances investors' overall understanding of our financial performance, and should be read in addition to, rather than instead of, the financial statements prepared in accordance with GAAP.
Non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies and/or analysts and may differ from period to period. The Company endeavors to compensate for these limitations by providing the relevant disclosure of the items excluded in the calculation of Adjusted EBITDA to net income based on U.S. GAAP; Adjusted net income to GAAP net income; and adjusted basic earnings per share to GAAP basic earnings per share, which should be considered when evaluating the Company's results. Tucows strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

Adjusted EBITDA

The Company believes that the provision of this supplemental non-GAAP measure allows investors to evaluate the operational and financial performance of the Company’s core business using similar evaluation measures to those used by management. The Company uses Adjusted EBITDA to measure its performance and prepare its budgets. Since Adjusted EBITDA is a non-GAAP financial performance measure, the Company’s calculation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. Because Adjusted EBITDA is calculated before certain recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a liquidity measure.

The Company’s Adjusted EBITDA definition excludes depreciation, impairment and loss on disposition of property and equipment, amortization of intangible assets, income tax provision, interest expense (net), stock-based compensation, asset impairment, gains and losses from unrealized foreign currency transactions, loss on debt extinguishment and costs that are not indicative of on-going performance (profitability), including acquisition and transition costs. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

The following table reconciles net loss to Adjusted EBITDA (in thousands of US dollars):

	3 Months Ended September 30		9 Months Ended September 30
	2026 (unaudited)	2025 (unaudited)	2026 (unaudited)	2025 (unaudited)
Net income (Loss) for the period	(10,273)	(23,019)	(48,851)	(53,789)
Less:
Provision (recovery) for income taxes	1,988	2,456	7,510	6,887
Depreciation of property and equipment	10,212	10,405	30,425	31,404
Impairment of property and equipment	—	10,885	614	11,524
Loss (gain) on disposition of property and equipment	(1)	(3,965)	827	(5,753)
Amortization of intangible assets	696	1,072	2,497	3,393
Interest expense, net	10,689	13,901	39,004	41,135
Stock-based compensation	962	1,387	3,220	4,278
Unrealized loss (gain) on foreign exchange revaluation of foreign denominated monetary assets and liabilities	(189)	(164)	32	(601)
Acquisition, transaction and transition costs*	4,470	311	7,240	1,039

Adjusted EBITDA	18,554	13,269	42,518	39,517

* Acquisition, transaction and transition costs represent transaction-related expenses and transitional expenses. Expenses include severance or transitional costs associated with department, operational or overall company restructuring efforts, including geographic alignments.

Adjusted Net Income and Adjusted Basic Earnings Per Common Share (Adjusted EPS)
The Company believes that the provision of this supplemental non-GAAP measure allows investors to best evaluate our operating results and understand the operating trends of our core business without the effect of acquisition and transition costs, impairment expenses and losses on extinguishment of debt. Acquisition and transition costs represent transaction-related expenses and transitional expenses. Expenses include severance or transitional costs associated with department, operational or overall company restructuring efforts, including geographic alignments. Since adjusted net income and adjusted EPS are non-GAAP financial performance measures, the Company’s calculation of adjusted net income and adjusted EPS may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.
The Company’s adjusted net income and adjusted EPS definitions exclude from the calculation of reported GAAP net income and GAAP EPS, the effect of the following items: impairment of property, acquisition and transition costs (including restructuring charges), and loss on debt extinguishment.

The following table reconciles adjusted net income and adjusted EPS to GAAP net income (In thousands of US dollars, except Per Share data):

	3 Months Ended September 30		9 Months Ended September 30
	2026 (unaudited)	2025 (unaudited)	2026 (unaudited)	2025 (unaudited)
Net Income (Loss) for the period	(10,273)	(23,019)	(48,851)	(53,789)
Less:
Acquisition and transition costs*	4,470	311	7,240	1,039
Impairment of property and equipment	—	10,885	614	11,524
Loss (gain) on disposition of property and equipment	(1)	(3,965)	827	(5,753)
Adjusted Net Income (Loss)¹ for the period	(5,804)	(15,788)	(40,170)	(46,979)
Adjusted Basic Earnings (Loss) Per Common Share¹	(0.52)	(1.42)	(3.60)	(4.25)

* Acquisition and transition costs represent transaction-related expenses and transitional expenses. Expenses include severance or transitional costs associated with department, operational or overall company restructuring efforts, including geographic alignments.

Management Commentary

Concurrent with the dissemination of its quarterly financial results news release at 5:05 p.m. ET on Thursday, November 5, 2026, management’s pre-recorded audio commentary (and transcript), discussing the quarter and outlook for the Company will be posted to the Tucows website at http://www.tucows.com/investors/financials.

Following management’s prepared commentary, for the subsequent seven days, until Thursday, November 12, 2026, shareholders, analysts and prospective investors can submit questions to Tucows’ management at ir@tucows.com. Management will post responses to questions in an audio recording and transcript to the Company’s website at http://www.tucows.com/investors/financials, on Wednesday, November 18, 2026, at approximately 5 p.m. ET. All questions will receive a response, however, questions of a more specific nature may be responded to directly.

About Tucows

Tucows helps connect more people to the benefit of internet access through domain services, communications service technology, and fiber-optic infrastructure. Tucows Domains (https://tucowsdomains.com) manages over 21 million domain names and millions of value-added services through a global reseller network of 33,000 web hosts and ISPs. Hover (https://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. Wavelo (https://wavelo.com) is a telecommunications software suite for service providers that simplifies the management of mobile and internet network access; provisioning, billing and subscription; developer tools; and more. Ting (https://ting.com) delivers fixed fiber Internet access with outstanding customer support. More information can be found on Tucows’ corporate website (https://tucows.com).
Tucows, Hover, Wavelo, and Ting are registered trademarks of Tucows Inc. or its subsidiaries.

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our expectations regarding our future financial results. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

Contact:
Monica Webb
Vice President, Investor Relations
647.898.9924
mwebb@tucows.com